Exhibit 99.3

CORPORATE PARTICIPANTS

Anthony Marucci

Celldex Therapeutics, Inc. - President & CEO

Tim Shannon

CuraGen Corporation - President & CEO

Tibor Keler

Celldex Therapeutics, Inc. - SVP & CSO

Chip Catlin

Celldex Therapeutics, Inc. - SVP & CFO

Tom Davis

Celldex Therapeutics, Inc. - SVP & CMO

CONFERENCE CALL PARTICIPANTS

Jonathan Aschoff

Brean Murray, Carret & Co. - Analyst

Glen Gechlik

Needham & Co. - Analyst

Jason Kantor

RBC Capital Markets - Analyst

David Sugarman

CQS - Analyst

Richard Mansouri

DellaCamera Capital Management - Analyst

Thayer Koboroski

CCS Financial - Analyst

Jonathan Van Orden

Dominick & Dominick - Analyst

Jeremy Stoval

Polly Co. - Analyst

Scott Middleton

AM Investment Partners — Analyst

PRESENTATION

Operator

Good morning and welcome to the Celldex Therapeutics, Inc. conference call to discuss the proposed acquisition of CuraGen Corporation. My name is Erica and I will be your operator on today’s call. Before we begin our discussion, I would like to refer you to slide 2 and caution listeners that today’s speakers will be making forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in the forward-looking statements.

This communication may be deemed to be solicitation of material in respect to the proposed acquisition by Celldex of CuraGen. The directors and executive officers of Celldex and CuraGen may be deemed as participants in the solicitation of proxies from the holders of Celldex and CuraGen common stock and respect the proposed transaction.

Please be advised that the question-and-answer period will be held at the close of the call. I would now like to turn the call over to Mr. Anthony Marucci, President and CEO of Celldex Therapeutics. You may proceed, sir.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Good morning and thank you for joining us. I am Anthony Marucci, President and CEO of Celldex. Joining me on the call today are Dr. Tim Shannon, President and CEO of CuraGen Corporation and the Celldex senior management team, which includes Chip Catlin, our Senior Vice President and Chief Financial Officer; Dr. Tom Davis, our Senior Vice President and Chief Medical Officer; and Dr. Tibor Keler, our Senior Vice President and Chief Scientific Officer.

As you know, this morning, Celldex announced that we have entered into a definitive agreement to acquire CuraGen Corporation and I want to welcome both Celldex and CuraGen shareholders to this morning’s call. We think today’s announcement is a significant milestone for both companies and we look forward to walking you through the transaction and the resulting benefits.

Now as you will see on slide 3, the strategic acquisition expands Celldex’s Precision Targeted Immunotherapy Platform, or PTI, with a portfolio of 11 oncology-focused antibodies that will help fuel the development of our new therapeutics in the field of cancer immunotherapy. We believe this transaction increases the value of both CuraGen and Celldex assets through a combination of technologies that should result in increased value-creating milestones and partnering opportunities. When the transaction closes, Celldex’s cash will increase to approximately $96 million, extending our reserves into 2012.

Importantly, the execution of this transaction fulfills a major Celldex initiative to identify and bring value-creating synergistic assets in-house that can then be leveraged through our integration with our PTI platform, which I will discuss in more detail later in the call.

[It’s] Celldex’s growth engine [and] works by combining synergistic technologies to fuel a rational design of new therapeutics and targeted regimens that maximize the beneficial aspects of the immune system. We believe CuraGen’s antibody portfolio is an ideal strategic fit for the platform and in a moment, I will turn the call over to Tim to tell you more about the CuraGen assets. But first, I would like to outline the transaction terms on slide 4. This is an all-stock transaction valued at $94.5 million dollars.

At the close of the deal, CuraGen will deliver a minimum of $68.6 million in cash, net of all acquisition-related costs, including transaction fees and severance payments. Celldex will assume the $14.1 million in CuraGen convertible debt, which carries a 4% coupon and is due in February of 2011. When taking both the cash and the debt into consideration, the transaction will yield a minimum of $54.5 million in net cash to Celldex at close. As I said earlier, this will increase Celldex’s cash to approximately $96 million and provide us with a runway into 2012. We will also welcome Tim Shannon of CuraGen to the Celldex Board of Directors and believe he will be a valuable addition to the Board, bringing both significant clinical and scientific experience. Lastly, we anticipate the deal to close in the third quarter of 2009. With this, I will now ask Tim to tell you more about CuraGen.

Tim Shannon - CuraGen Corporation - President & CEO

Thank you, Anthony. I would also like to thank our listeners for joining us today. CuraGen considered a broad range of strategic options to increase shareholder value over the last few months. And based on the synergies Anthony just outlined, we felt strongly that this transaction represented the best opportunity for our shareholders. We believe Celldex’s immunotherapy expertise and platform technology provide an excellent fit for our antibody portfolio, industry collaborations, technological assets and intellectual property.

Let me take a minute to walk you through CuraGen’s portfolio on slide 5. CuraGen has a robust portfolio of 11 oncology-focused, promising, fully-human antibodies. These antibodies were thoroughly studied, vetted and ultimately selected from a target antibody deal we executed with Abgenix, since bought by Amgen, to develop antibody therapeutics against the most promising antibody drug targets within the human genome.

The lead candidate resulting from this deal is CR011, an antibody drug conjugate that targets GPNMB, approaching overexpressed on the surface of cancer cells, including breast cancer, melanoma and glioma. CR011 utilizes antibody drug conjugation technology, which links vcMMAE, a potent chemotherapeutic, to the CR011 antibody resulting in antibody drug conjugate CR011-vcMMAE. This is the same drug conjugation technology used by Seattle Genetics in their ongoing Phase III program. CR011 has shown promising early data, including objective tumor responses in patients with advanced breast cancer and with unresectable stage III and IV melanoma. The candidate is currently in two Phase II studies, one in breast cancer and one in melanoma. We look forward to presenting updated data on CR011 at ASCO this week. The second candidate in the portfolio is CR014. CR014 is an antibody drug conjugate that targets TIM-1, a protein expressed on the surface of certain cancer cells. CR014-vcMMAE is being studied as a potential treatment for ovarian cancer and renal cell carcinoma and is prepared for IND-enabling studies. In addition, CR011 and CR014 may also have potential as therapeutic monoclonal antibodies using non-ADC mechanisms. CuraGen also brings to this transaction nine other novel antibody programs that are either currently in or ready to enter preclinical studies. We believe these programs will be highly valuable to Celldex’s Precision Targeted Immunotherapy pipeline, particularly in combination with the antibody-focused intellectual property portfolio CuraGen has built. Beyond our core clinical and technology assets, CuraGen also has a strong cash position and will deliver a minimum of $54.5 million in total net cash at the close of this transaction to support the continued development of Celldex’s broadened Precision Targeted Immunotherapy Platform, which Anthony will now discuss in more detail. Anthony?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you, Tim. As I said earlier, the PTI platform is Celldex’s growth engine. It works by combining synergistic technologies to fuel the rational design of new therapeutics and targeted treatment regimens that maximize the beneficial aspects of the immune system. As you will see on slide 6, we fuel this engine with three fundamental components — immune system modulators, our antigen-presenting cell technology or APC and our therapeutic monoclonal antibody programs. I am going to take a few minutes to walk you through each of these components so you can see how the CuraGen assets fit into our overall development strategy. One of the core components includes immune system modulators or drugs that activate or suppress the immune system. For example, this includes our TLR agonists, our FLT3 program and our antibody programs targeting CD27 and CD89, which we envision as part of a combination immunotherapy regimen.

The next component of PTI is our APC [plat] technology, which uses human monoclonal antibodies to deliver disease-specific antigens to dendritic cells, which then direct the immune system to fight disease. The APC technology overcomes the cumbersome need for specifically manipulating each patient’s dendritic cells by directly targeting dendritic cells in vivo. This novel technology is currently in Phase I development with our lead APC candidate, CDX-1307, which also draws from our immune-modulating assets. Our therapeutic antibody programs round out the PTI platform. These are based on a well-validated approach using antibodies to target cancer and other diseases directly or by interfering with critical interactions between the patient and the disease. With the acquisition of CuraGen, we have significantly added to the antibody component of this platform. We believe some of these antibodies have considerable therapeutic value as single agents and others have therapeutic potential that can be more fully realized as part of a combination regimen that draws from the components of the PTI platform. Celldex’s core competencies lies here in our ability to leverage these unique combined assets as appropriate for each of these three components to create novel therapeutic regimens that harness the immune system to fight disease. Turning to slide 7, I would like to tell you a little bit about Celldex and the programs the PTI platform has driven to date. While we have assets in both inflammatory and infectious diseases, our primary focus is in oncology. Our lead candidate, CDX-110, is currently in Phase II studies in glioblastoma multiforme, the most aggressive form of brain cancer. This drug was partnered with Pfizer in April of 2008 in one of the largest cancer immunotherapy deals done to date. CDX-110 is an investigational immunotherapeutic vaccine that targets the tumor-specific molecule, epidermal growth factor receptor variant III, or as it is commonly called EGFRvIII. EGFRvIII is a mutated form of the epidermal growth factor receptor that is only expressed in cancer cells and not in normal tissue and is a transforming oncogene that can directly contribute to cancer cell growth, which it does in about 40% of GBM tumors. Our second candidate in the clinic is CDX-1307, a dendritic cell targeting immunotherapy designed to focus the immune system against beta hCG, which is frequently expressed in epithelial tumors. We are currently completing a Phase I study in patients with epithelial tumors, including colorectal, pancreatic, bladder, ovarian and breast cancers. Third in the pipeline is CDX-1401, a fusion protein consisting of a fully human monoclonal antibody with specificity to the dendritic cell receptor, DEC-205 and is linked to NY-ESO-1 tumor antigen. NY-ESO-1 represents an important target for developing therapeutics against multiple cancers and CDX-1401 is intended to selectively deliver the NY-ESO-1 antigen to antigen-presenting cells that generate a robust human response against these cells that express NY-ESO-1. CDX-1401 is expected to enter Phase I/II studies in the third quarter of this year. In addition to the lead clinical programs, we have a number of additional IND candidates in active development. So as I believe you have seen in the last few slides, the combination of Celldex and CuraGen assets equates both to a robust near term product portfolio and a longer-term pipeline of opportunities in future years.

As we look to the next 12 to 18 months on slide 8 and 9, it is all about the execution and building and advancing a robust clinical pipeline program utilizing these combined assets. In the near term, there is a significant amount of value-driving news resulting from this transaction. First, at the American Society of Clinical Oncology annual meeting later this week, data will be presented from all four of the clinical programs we discussed here this morning, including CDX-110, Phase II, ACT II and ACTIVATE data in GBM, CR011 Phase II breast cancer and melanoma data and CDX-1301 Phase I combination data in epithelial cancers. We will continue to put a priority on the ongoing advancement of the Phase II, ACT III study in CDX-110 in GBM with Pfizer, the Phase II breast cancer and melanoma studies of CR011 and the novel combination study of CDX-1307 in epithelial cancers. We believe we’ll be in a position to make decisions on next steps for CR011 breast cancer and melanoma programs by year-end and are also working with Pfizer on the design of a randomized controlled study for CDX-110 in GBM. By year-end, we intend to initiate a Phase II study in CDX-1307 in bladder cancer and as I said previously, a Phase I/II study of CDX-1401 in multiple solid tumors.

We will also continue to focus on driving internal research to fuel a sustainable pipeline for the future and we will file a least one IND in 2010 resulting from our business development activities over the last year.

In closing, on behalf of both the Celldex and CuraGen teams, I want to thank you for joining us today. As outlined on slide 10, we believe the acquisition of CuraGen by Celldex creates a combination that exceeds the sum of its parts. As Celldex’s undertook our initiative to in-license and acquire synergistic technologies and adjuvant products, we developed a list of criteria that an ideal transaction would offer and CuraGen met all of them.

They bring synergistic technologies and infrastructure, which will result in an increased value for both the CuraGen and Celldex assets through a combination of technologies that should result in increased value-creating milestones and partnering opportunities. Importantly, CuraGen also brings both promising programs in the clinic and promising early-stage antibody-based therapeutics with a significant amount of cash that will help further the development plan as a whole. As a result, we believe Celldex’s acquisition of CuraGen creates significant value at all levels. With this, I would like to turn the call over to the operator and take our first question. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Jonathan Aschoff, Brean Murray.

Jonathan Aschoff - Brean Murray, Carret & Co. - Analyst

Thank you. Good morning, Anthony and Tim, how are you?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Good morning, Jonathan. We are fine; thank you.

Jonathan Aschoff - Brean Murray, Carret & Co. - Analyst

It’s really nice to see the cash runway for sure. And I guess I just have three questions. That was — the first would be could you discuss 011 and 014 against the closest competition, as well as which of the other nine products might get some aggressive development at CuraGen? Or are they substantially more on the back burner compared to 011 and 014? And I guess the final curiosity was what was the strike on the debt?

Tim Shannon - CuraGen Corporation - President & CEO

Okay, Jonathan, this is Tim Shannon and I will start with the CR011 and CR014 questions. We are very enthused about CR011.

That is not new and I think the combined company is very enthused about it as well. The target GPNMB really had emergent biology over the last year and a half that has increased our interest in the target — as a target in breast cancer. We alluded to earlier in the year and then have shown in the abstracts that came out, an abstract, that we are seeing clear evidence of activity in breast cancer and we will be able to update that at ASCO for both companies’ investors.

In terms of competition, I think the beauty about this is this is really a new target in breast cancer, which can carve out its own space based on that target expression. So again, we believe the target of GPNMB is expressed in about 25% to 40% of breast cancer patients. That compares to HER2/neu, which again is about 25%. So again, that is a very nice target and that is a definable population. So we are trying to work out the scenario where expression of GPNMB will let us select for patients who have a better chance of response to the drug, which certainly theoretically makes sense. And if we can do that, we think CR011 will fit in very nicely to the existing treatment paradigms in breast cancer where treatment choices are very much made by selection of specific agents based on receptor expression. So again, we think CR011 can be very competitive in breast cancer.

In melanoma, that space remains wide open. So again, GPNMB in melanoma is expressed in about 80% to 90% of metastatic melanoma patients. So again, it is a target in melanoma that should be useful in the preponderance of patients in need. Again, we think the activity we have shown thus far is very competitive with both the approved agents, as well as agents in development.

So again, we think CR011 can be very competitive in the melanoma space as well.

Jonathan Aschoff - Brean Murray, Carret & Co. - Analyst

Thank you very much for that. How about the other products beyond O11 or 014 or are they substantially on the back burner comparatively?

Tibor Keler - Celldex Therapeutics, Inc. - SVP & CSO

Not at all. Jonathan, this is Tibor. So we certainly see a lot of value and opportunity within the other nine antibody programs, which have all been selected through a terrific scientific program that has really allowed the development of antibodies that target important cancers, both as potential standard therapeutic antibodies, anti-angiogenic targets, as well as drug conjugates. So from our perspective, this really provides the Celldex team as an opportunity to develop and investigate these and we will be actively looking at how to prioritize the best targets to bring them forward clinically in the near future.

Tim Shannon - CuraGen Corporation - President & CEO

So let me just add to that. A frustration of ours has been our inability to move those forward just because of the constraints we face. A nice synergy in this combination is the fact that Celldex has internal capabilities that can allow these to advance in a very cost-efficient fashion. Those are research capabilities, analytical capabilities, animal model capabilities and manufacturing capabilities. So again, we bring to those assets capabilities that we did not have internally any more or even at certain points in the history of CuraGen. And again, we think that is a very valuable synergy in this combination that will allow for cost-efficient potential development of those assets.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

And because we can do these activities in-house, Jonathan, it is not going to have a significant impact on burn at all.

Jonathan Aschoff - Brean Murray, Carret & Co. - Analyst

And how’s about the strike on the debt and you don’t owe anything on these products, correct?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Correct. They are fully paid up of milestones and royalties. And the strike on the debt I believe is $9.69.

Jonathan Aschoff - Brean Murray, Carret & Co. - Analyst

Okay, thank you very much.

Operator

Mark Monane, Needham & Co.

Glen Gechlik - Needham & Co. - Analyst

Hi, this is [Glen Gechlik] for Mark Monane. My first question is on Celldex’s combinatorial approach and I was curious if the combinatorial approach for the CuraGen assets, will they include ADCs or do you think just the naked mAbs?

Tibor Keler - Celldex Therapeutics, Inc. - SVP & CSO

I think they will likely use both technologies, so certainly we are very excited about the data so far with the drug conjugates.

Clearly, it is an approach that is gaining a lot of credibility and effort and certainly we will be pushing along those lines. At the same time, we really see opportunities for these antibodies as standard therapeutic antibodies. Much more is known about these targets than when they were originally developed and clearly there will be opportunities to develop them through the use of their effective functions or blocking functions. So both avenues will be pursued aggressively.

Glen Gechlik - Needham & Co. - Analyst

I have just a couple financial questions. The first is what do you think your burn going forward will be for 2009 and 2010, just approximately?

Chip Catlin - Celldex Therapeutics, Inc. - SVP & CFO

Well, I think we are going to be doing a full financial — this is Chip, I think we’ll be doing full financial projections after the close, which we expect in the third quarter. But as we said in the press release earlier, at the close of the acquisition, we expect to have cash in the range of $96 million, which really extends our cash resources into 2012.

Glen Gechlik - Needham & Co. - Analyst

And perhaps you can review just the financial terms of the transaction. I noted the collar between 32% and 58%. How does that work out going forward and when does the investment community get informed of the decision of the actual final deal?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Well, Glen, we will file the S-4 and the way we will work out the final price is we are going to use a 15-day random pull on the average 30-day close prior to the close of the deal. So we will take an average of the 15-days on a random basis.

Glen Gechlik - Needham & Co. - Analyst

And the day that the deal is finished, is that written in stone or that has to be sort of just agreed upon going forward?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Well, we are going to file the S-4 as soon as we can and we expect to close the deal sometime in the third quarter.

Glen Gechlik - Needham & Co. - Analyst

Thank you very much.

Operator

Jason Kantor, RBC Capital Markets.

Jason Kantor - RBC Capital Markets - Analyst

Hi, congratulations to both parties. My question is really on — it is obvious that this brings a lot of critical mass to both companies, but how does this really change the resource allocation for any of these programs? Where are the synergies in terms of cost reductions and which programs on either company are going to get increased asset allocation as a result of the transaction?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you, Jason. This is Anthony Marucci. Well, the programs that are in the clinic now we believe are all doing fairly well and the data to date on 110 and CR011 and 1307 all have early good promising data. So the allocations there will not change at this point in time.

As far as prioritizing programs that are in preclinical development, since we do have the infrastructure in-house and the people and the expertise, we are just going to let the science drive which programs make it to the front of the line.

As far as burn goes, as I said prior, we have a lot of the expertise in-house and the infrastructure, so we don’t see a significant burn while we are able to bring forth additional products going forward.

Operator

[David Sugarman], CQS.

David Sugarman - CQS - Analyst

Yes, hi, guys. So some of my questions have been already asked, so just one quick bit of semantics. Can you guys give me an updated number of shares for both companies as of today?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Sure. The outstanding shares for Celldex at this point is 15.8 million.

Tim Shannon - CuraGen Corporation - President & CEO

And CuraGen is about 57 million.

David Sugarman - CQS - Analyst

Okay. And that includes all — that will — all options that will vest on closing of the deal or are there any kind of [tag-ins] around after that?

Tim Shannon - CuraGen Corporation - President & CEO

Well, again, it would be 57 million — about 57 million outstanding and about 3.5 million of options that would be in the money that are outstanding.

David Sugarman - CQS - Analyst

Okay, great. That is it. Thanks, guys.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you.

Operator

Richard Mansouri, DellaCamera Capital Management.

Richard Mansouri - DellaCamera Capital Management - Analyst

Hi, yes, thank you. Just a couple of questions. Just as far as this transaction, is there any breakup fee on either side? And also the share count with the collar, that refers to the pro forma Celldex shares outstanding? That is my first question.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Correct.

Richard Mansouri - DellaCamera Capital Management - Analyst

Am I correct?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Yes.

Richard Mansouri - DellaCamera Capital Management - Analyst

And in terms of — is there any like breakup fees, termination fees, anything like that?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

There will be mutual termination fees that will affect both sides equally.

Richard Mansouri - DellaCamera Capital Management - Analyst

And then separately, what is your position on the potential partnering of the compound CR011? I mean I know it is just early, but it looks like there is some pretty encouraging data and I know that you guys at Celldex have been very successful and you alluded to the Pfizer transaction that you did last year. What is your thought about partnering a compound like CR011?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

If the opportunity comes about, Richard, and it makes sense for the Company to do so, we will do that. We are impressed with the data to date and we fully intend on developing the program to create even additional value. But if a company comes along and makes an attractive offer, we will certainly listen to it.

Tom Davis - Celldex Therapeutics, Inc. - SVP & CMO

Maybe I can just quickly add that it has cleared the first and major hurdle in cancer drug development, which is getting clinical responses in early phase development and that, of course, is very promising. So we do think with additional data, we likely will be able to even further increase the value in CR011. So at least from my perspective, I think its value could increase significantly with some additional work. There may be a fast-track to approval if these responses are real. And with that said, it may be something that we want to keep to ourselves. So we are keeping our options open at this point. We really need to define the potential better. Just so you know, this is Tom Davis.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

So Richard, at the end of the day, we are going to do what is best for the program and the Company, whether it is keeping it or partnering it out.

Richard Mansouri - DellaCamera Capital Management - Analyst

Understood. Okay, thank you.

Operator

[Thayer Koboroski], CCS Financial.

Thayer Koboroski - CCS Financial - Analyst

Hi, gentlemen. My question was regarding the terms of the deals and the closing price you are going to use, which I believe you already answered, so I don’t have any questions. Thank you.

Richard Mansouri - DellaCamera Capital Management - Analyst

And in terms of — is there any like breakup fees, termination fees, anything like that?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

There will be mutual termination fees that will affect both sides equally.

Richard Mansouri - DellaCamera Capital Management - Analyst

And then separately, what is your position on the potential partnering of the compound CR011? I mean I know it is just early, but it looks like there is some pretty encouraging data and I know that you guys at Celldex have been very successful and you alluded to the Pfizer transaction that you did last year. What is your thought about partnering a compound like CR011?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

If the opportunity comes about, Richard, and it makes sense for the Company to do so, we will do that. We are impressed with the data to date and we fully intend on developing the program to create even additional value. But if a company comes along and makes an attractive offer, we will certainly listen to it.

Tom Davis - Celldex Therapeutics, Inc. - SVP & CMO

Maybe I can just quickly add that it has cleared the first and major hurdle in cancer drug development, which is getting clinical responses in early phase development and that, of course, is very promising. So we do think with additional data, we likely will be able to even further increase the value in CR011. So at least from my perspective, I think its value could increase significantly with some additional work. There may be a fast-track to approval if these responses are real. And with that said, it may be something that we want to keep to ourselves. So we are keeping our options open at this point. We really need to define the potential better. Just so you know, this is Tom Davis.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

So Richard, at the end of the day, we are going to do what is best for the program and the Company, whether it is keeping it or partnering it out.

Richard Mansouri - DellaCamera Capital Management - Analyst

Understood. Okay, thank you.

Operator

[Thayer Koboroski], CCS Financial.

Thayer Koboroski - CCS Financial - Analyst

Hi, gentlemen. My question was regarding the terms of the deals and the closing price you are going to use, which I believe you already answered, so I don’t have any questions. Thank you.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you.

Operator

(Operator Instructions). Jonathan Van Orden, Dominick & Dominick.

Jonathan Van Orden - Dominick & Dominick - Analyst

Hi, good morning. Thanks for taking the questions. What is the exchange ratio?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Right now, as of yesterday’s close, the exchange ratio would be that the CuraGen shareholders would receive about 11.5 million shares of the Company.

Jonathan Van Orden - Dominick & Dominick - Analyst

11.5 million shares.  And can you kind of simply walk us through the collar and maybe provide an example of how that would work?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Sure. We have put together an upper and lower boundary on the amount of the stock that can be issued for the fixed value of the transaction. And as you know, these are customary in these transactions. So we basically are looking at the 52-week high and low for the Company just to get lower bounds and top it out what they — 32.5 on the upper bound of the spectrum if the stock price goes up to approximately $12.40. So those are basically the ranges we are looking at for Celldex’s stock.

Jonathan Van Orden - Dominick & Dominick - Analyst

Okay. And in terms of regulatory approvals, what is going to be required?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Well, we will file the S-4 and go through SEC approval. We don’t believe we are going to need HSR approval here, so it is just the normal SEC filings.

Jonathan Van Orden - Dominick & Dominick - Analyst

Okay. And have you spoken to regulators about that or is that just your assumption through your own counsel?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

It’s my assumption.

Jonathan Van Orden - Dominick & Dominick - Analyst

Okay. One other thing was — in the press release, you had mentioned certain closing balance sheet adjustments. What are those and are they going to affect the terms?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Well, again, we said that they will come to the table with net $54.5 million and we will have an adjustment up or down based on whether the cash is higher or lower.

Jonathan Van Orden - Dominick & Dominick - Analyst

Okay. Can you be more specific on that?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

We will do basically a dollar-for-dollar band on increased value.

Jonathan Van Orden - Dominick & Dominick - Analyst

Got you. Okay, thank you very much.

Operator

[Jeremy Stoval], [Polly Company].

Jeremy Stoval - Polly Co. - Analyst

Hi, thank you. A few quick questions. Have you received any feedback from CuraGen or Celldex shareholders about the transaction? And as far as closing conditions, is the deal subject to anything such as minimum net cash balance for CuraGen? And lastly, were there any other bids for CuraGen during this process?

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

As far as feedback from CuraGen or Celldex shareholders, not yet.  I am sure we will get some after the call. As far as the CuraGen issue —

Tim Shannon - CuraGen Corporation - President & CEO

Yes, again, I think all I can say there is, again, we had a public and very broad process again trying to identify the best option in terms of value creation for CuraGen shareholders and we think this is it.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

And to your question about minimum cash, we are looking at this as a totally synergistic deal. So we are fairly confident that all the issues can be addressed and dealt with.

Jeremy Stoval - Polly Co. - Analyst

Thank you.

Operator

Scott Middleton, AM Investment Partners.

Scott Middleton - AM Investment Partners - Analyst

Hi, my questions actually have all been answered. Congratulations, guys.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you.

Operator

There are no further questions at this time.

Anthony Marucci - Celldex Therapeutics, Inc. - President & CEO

Thank you, operator and thank you to everyone for joining us today. I would like to encourage you to please visit either companies’ websites where you’ll find pertinent information on the transactions and transaction-related documents. In addition, we are available to answer your questions and look forward to seeing many of you at upcoming events. We will continue to report to you thoroughly throughout the year as we move our programs forward and thank you for your continued support. Have a great day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. Everyone, have a great day.

Additional Information about the Transaction and Where to Find It

This communication contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, costs related to the transaction; failure of Celldex’s and CuraGen’s stockholders to approve the transaction; Celldex’s and CuraGen’s inability to satisfy the conditions of the transaction; the risk that Celldex’s and CuraGen’s businesses will not be integrated successfully; the combined company’s inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates; the risks associated with reliance on outside financing to meet capital requirements; risks of the development of competing technologies; risks related to the combined company’s ability to protect its proprietary technologies; risks related to patent-infringement claims; risks of new, changing and competitive technologies and regulations in the U.S. and internationally; and other events and factors disclosed previously and from time to time in Celldex’s and CuraGen’s filings with the SEC, including Celldex’s and CuraGen’s Annual Reports on Form 10-K for the year ended December 31, 2008. The companies do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In connection with the proposed transaction, Celldex and CuraGen intend to file relevant materials with the SEC, including a joint proxy statement/prospectus. INVESTORS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by Celldex or CuraGen with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting CuraGen’s Investor Relations at (888) 436-6642 or by accessing CuraGen’s investor relations website at www.curagen.com; or (ii) by contacting Celldex’s Investor Relations at (781) 433-0771 or by accessing Celldex’s investor relations website at www.celldextherapeutics.com. Investors are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.

Participants in the Solicitation

The directors and executive officers of Celldex and CuraGen may be deemed to be participants in the solicitation of proxies from the holders of Celldex and CuraGen common stock in respect of the proposed transaction.  Information about the directors and executive officers of Celldex and CuraGen are set forth in Celldex’s and CuraGen’s most recent Form 10-K and Form 10-K/A, which were filed with the SEC on March 5, 2009 and April 30, 2009, respectively. Investors may obtain additional information regarding the interest of Celldex and its directors and executive officers, and CuraGen and its directors and executive officers in the proposed transaction, by reading the joint proxy statement/prospectus regarding the transaction when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.